Exhibit 99.1

FOR IMMEDIATE RELEASE

The Trade Desk Chief Financial Officer, Paul Ross, to Retire

Amazon’s Blake Grayson Appointed as New CFO

Los Angeles, CA – Tuesday, November 12, 2019 -- The Trade Desk (NASDAQ:TTD) today announced the retirement of its Chief Financial Officer, Paul Ross, and the appointment of Blake Grayson to succeed him.  Ross has served as CFO of The Trade Desk since 2014. In that time he has overseen one of the most successful Initial Public Offerings of the past decade as well as strong, profitable revenue growth each year.

“Paul has been a great partner and friend over the years, and has played a key role in scaling our business from start-up to the world’s largest independent ad-tech company,” said Jeff Green, The Trade Desk Chief Executive Officer.  “He architected our highly successful 2016 IPO, and has been instrumental in driving the consistently profitable revenue growth that sets us apart in the broader tech industry. He has built a high performance team that stands us in great stead for the future. I wish Paul continued success in all his future endeavors.”

“I’m so grateful to Jeff and the Board for the opportunity that became the professional ride of a lifetime,” said Mr. Ross. “While I plan to stay recreationally active in the business community, I’m looking forward to having more time for other personal priorities.  I shall remain an enthusiastic supporter of The Trade Desk and know there are still so many more successes to come.”

Grayson joins The Trade Desk from Amazon.com, where he most recently was Vice President, Finance, for the International Consumer business, serving as the head of finance for businesses in the UK, Germany, France, Italy, Spain, Turkey, India, Japan, China, Australia, Brazil, Middle East, and Singapore, as well as worldwide finance teams for Automated Marketing, Kindle Content/Books and Global Payments.  Over more than a decade at Amazon, he also led finance for the company’s worldwide Marketplace business, and various finance functions for North America Consumer, Amazon Web Services and Global Payments.   Prior to Amazon, he worked for Washington Mutual/JP Morgan Chase leading Payments finance and FP&A functions, and previously worked in the wireless and financial services industries.  Grayson graduated with a BA (Phi Beta Kappa) from the University of Washington and has a MBA (with honors) from the University of Southern California.

“Blake has spent the last decade scaling key Amazon businesses into multibillion dollar behemoths, including AWS, and brings the global financial experience required to help drive The Trade Desk forward at this stage in our growth journey,” said Mr. Green. “I’m thrilled to welcome Blake to the team and I know that he’s inheriting an outstanding team.”

“I am thrilled to be joining and bringing my experience scaling fast-growing billion dollar businesses to help The Trade Desk accelerate its already impressive growth,” said Mr. Grayson. “Throughout the process of getting to know Jeff, members of the board and the leadership team, I have been impressed with the opportunities in front of The Trade Desk. I’m excited to apply my expertise to help scale existing businesses as well as invest in new ones that will continue to drive profitable long-term growth”.

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn, and YouTube.

Contact

Chris Toth

Vice President, Investor Relations, The Trade Desk

310-334-9183

ir@thetradedesk.com

Ian Colley

Vice President, Communications, The Trade Desk

914-434-3043

ian.colley@thetradedesk.com